As filed with the Securities and Exchange Commission on July 15, 2005

Registration No. 333- ________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Arden Realty Limited Partnership
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State of Organization)

95-4599813
(I.R.S. Employer Identification No.)

11601 Wilshire Boulevard
Fourth Floor
Los Angeles, California 90025
(310) 966-2600
(Address of Principal Executive Offices including Zip Code)

Amended and Restated Arden Realty Limited Partnership Deferred Compensation Plan

(Full Title of the Plan)

Copy to:
Richard S. Davis 11601 Wilshire Boulevard Fourth Floor Los Angeles, California 90025 (310) 966-2600	James P. Beaubien, Esq. Latham & Watkins LLP 633 West Fifth Street, Suite 4000 Los Angeles, California 90071-2007 (650) 328-4600
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code for Agent for Service)

CALCULATION OF REGISTRATION FEE

		Proposed	Maximum
	Amount	Maximum	Amount of	Amount of
	to be	Offering Price	Aggregate	Registration
Title of Securities to be Registered	Registered	Per Unit	Offering Price(1)	Fee
Deferred Compensation Obligations (2)	$10,000,000	100%	$10,000,000	$1177

(1)	Estimated solely for the purposes of computing the registration fee.

(2)	The deferred compensation obligations to which this Registration Statement relates (the “Deferred Compensation Obligations”) are unsecured general obligations of Arden Realty Limited Partnership (the “Partnership” or the “Plan Sponsor”) to pay deferred compensation in the future, under and in accordance with the Amended and Restated Arden Realty Limited Partnership Deferred Compensation Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. These document(s) and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents which were filed with the Commission by the Partnership are incorporated by reference into this registration statement:

     (a) Annual report of the Partnership on Form 10-K for the fiscal year ended December 31, 2004, filed with the Commission on March 14, 2005, as amended on Form 10-K/A filed with the Commission on April 14, 2005;

     (b) Quarterly report of the Partnership on Form 10-Q for the quarter ended March 31, 2005, filed with the Commission on May 10, 2005;

     (c) Current reports of the Partnership on Form 8-K, filed with the Commission on February 18, 2005, February 22, 2005, February 24, 2005, March 1, 2005 and May 24, 2005.

     All documents subsequently filed by the Partnership pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. A current report on Form 8-K that is furnished to the Commission shall not be deemed incorporated by reference into this Registration Statement.

Item 4. Description of Securities.

     The following description of the Deferred Compensation Obligations is qualified by reference to the Plan. Capitalized terms used in this Item 4 and not otherwise defined in this Registration Statement shall have the respective meanings attributed to such terms in the Plan.

     The Plan provides designated management employees of the Plan Sponsor (the “Participants”) the opportunity to defer a portion of their pre-tax compensation (including salary and bonuses) under the Plan. The Plan Sponsor may also make discretionary contributions to Participants under the Plan. The amounts deferred under the Plan represent an obligation of the Partnership to make payments to the Participants at some time in the future, in an amount equal to: (1) deferral contributions or compensation which the Participants have elected to defer under the terms of the Plan, (2) Plan Sponsor discretionary contributions and (3) gains or losses on the foregoing amounts based on a notional investment measurement, all of which is reflected in the individual accounts maintained for each of the Participants (the “Obligations”). The amounts deferred (plus any discretionary contributions) will be indexed to one or more investment alternatives individually chosen by the participant from a list determined by the compensation committee of the board of directors of the Partnership’s general partner, Arden Realty, Inc. (the “Company”), which list may change from time to time. The investment alternatives selected by a Participant will be used to measure the return on his or her Plan accounts. The investment alternatives will be used only for the purpose of calculating hypothetical returns, and the amounts in Participants’ accounts will not actually be invested in the selected investment alternatives.

     Each Participant is an unsecured general creditor of the Plan Sponsor concerning his or her own Plan benefits. Benefits are payable solely from the Plan Sponsor’s general assets, and will rank equally with other unsecured and unsubordinated indebtedness of the Plan Sponsor from time to time outstanding, payable from the general assets of the Plan Sponsor. The Plan Sponsor has or will set up a trust to serve as a source of funds from which the Plan Sponsor can satisfy the Obligations. Participants in the Plan will have no rights to any assets held by the trust, except as general creditors of the Plan Sponsor. Assets of the trust will at all times be subject to the claims of the general creditors of the Plan Sponsor.

     Upon a Participant’s termination of employment for cause, the Obligations to such Participant shall cease to exist. Otherwise, all Participants are immediately vested in elective deferrals made to their accounts, and each Participant is fully vested in Plan Sponsor discretionary contributions after the completion of seven years of employment with the Plan Sponsor, or earlier in the event of the Participant’s death or Disability, or in the event of a Change in Control. Any employment by the Plan Sponsor which precedes a break in service of at least twelve months is ignored for the purposes of vesting.

     The vested portion of the Obligations will become due on an in-service distribution date elected by the Participant at the time of deferral, or upon the Participant’s Disability, attainment of retirement age, death, termination of employment (other than for cause) or a Change in Control of the Plan Sponsor in the form and on the date or dates determined in accordance with the Plan. Such payments are generally payable to Participants within 30 days after the distribution event. However, Participants can elect to receive annual installments of payments made on account of retirement or disability over a period of five or ten years.

     The Obligations cannot be assigned transferred, pledged or otherwise encumbered by the Participants, except that each Participant may designate one or more beneficiaries to receive benefits upon the Participant’s death. The Obligations are not convertible into any other security of the Partnership and there is no trading market for the Obligations.

     The compensation committee of the Company’s board of directors reserves the right to amend, alter or discontinue the Plan, provided that such amendment does not deprive the Participant of any portion of any benefit that would have been payable had the Participant’s employment ended on the effective date of such amendment. Notwithstanding the foregoing, the Plan may be amended at any time and in any manner to the extent the compensation committee of the Company’s board of directors determines such amendment is necessary to preserve the status of the Plan under the Employee Retirement Income Security Act of 1974, as amended, the Internal Revenue Code of 1986, as amended, or any other applicable law.

Item 5. Interests of Named Experts and Counsel.

     Not Applicable.

Item 6. Indemnification of Directors and Officers.

     Section 5-418 of the Courts and Judicial Proceedings Article of the Maryland Code permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and material to the cause of action. The Company’s charter contains a provision which eliminates that kind of liability to the maximum extent permitted by Maryland law.

     The charter authorizes the Company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

          (a) any present or former director or officer who is made a party to a proceeding by reason of his service in that capacity; or

          (b) any individual who, while a director of and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee of that corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability which those persons may incur by reason of their status as a present or former director or officer of the Company.

     The bylaws obligate the Company, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

          (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity; or

          (b) any individual who, while a director and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee of that corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and who is made a party to the proceeding by reason of his service in that capacity.

     The charter and the bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

     The Maryland General Corporation Law requires a corporation, unless its charter provides otherwise which the Company’s does not, to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. A Maryland corporation is permitted to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

          (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

          (b) the director or officer actually received an improper personal benefit in money, property or services; or

          (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

     A Maryland corporation, however, may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses. A Maryland corporation is permitted to advance reasonable expenses to a director or officer upon receipt by the corporation of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

     The operating partnership agreement also provides for indemnification and advance of expenses of the Company and its officers and directors similar to the indemnification and advance of expenses provided to officers and directors of the Company in its charter and bylaws, and provides that the Company will not be liable to the operating partnership and its partners if it acted in good faith.

     Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and therefore is unenforceable.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     See Index to Exhibits.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i.) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 the “Securities Act”);

(ii.) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii.) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply to information contained in periodic reports filed with or furnished to the Commission by the Partnership pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, directors, and controlling persons of the registrant pursuant to the registrant’s certificate of incorporation or by-laws, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 14th day of July, 2005.

ARDEN REALTY LIMITED PARTNERSHIP

By:	Arden Realty, Inc.
Its:	General Partner

By:	/s/ Richard S. Davis

Richard S. Davis
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Richard S. Davis his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on July 14, 2005.

Signature	Title	Date
/s/ Richard S. Ziman	Chairman of the Board, Chief Executive Officer and Director	July 14, 2005
Richard S. Ziman

/s/ Victor J. Coleman	President, Chief Operating Officer and Director	July 14, 2005
Victor J. Coleman

/s/ Richard S. Davis	Executive Vice President and Chief Financial Officer	July 14, 2005
Richard S. Davis	(Principal Financial and Accounting Officer)

/s/ Carl D. Covitz	Director	July 14, 2005
Carl D. Covitz

/s/ Larry S. Flax	Director	July 14, 2005
Larry S. Flax

/s/ Leslie E. Bider	Director	July 14, 2005
Leslie E. Bider

/s/ Steven C. Good	Director	July 14, 2005
Steven C. Good

Signature	Title	Date
/s/ Alan I. Rothenberg	Director	July 14, 2005
Alan I. Rothenberg

INDEX TO EXHIBITS

5.1	Opinion of Venable LLP

5.2	Opinion of Latham & Watkins LLP

10.1	Amended and Restated Arden Realty Limited Partnership Deferred Compensation Plan, incorporated herein by reference to Exhibit 10.1 to Arden Realty, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 24, 2005

23.1	Consent of Venable LLP (included in Exhibit 5.1)

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.3	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on signature page of this registration statement)